As filed with the Securities and Exchange Commission on July 16, 2020

Registration No. 333-226165
Registration No. 333-227719
Registration No. 333-228436

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT NO.  333-226165
REGISTRATION STATEMENT NO.  333-227719
REGISTRATION STATEMENT NO.  333-228436

UNDER THE SECURITIES ACT OF 1933

STANDARD DIVERSIFIED INC.
(Standard Merger Sub, LLC as successor by merger to Standard Diversified Inc.)
 (Exact name of registrant as specified in its charter)

Delaware	56-1581761
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
(502) 778-4421
 (Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

James Dobbins, Senior Vice President
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
(502) 778-4421
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.  This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by Standard Diversified Inc., a Delaware corporation (the “Company”), deregisters all securities that remain unsold under the following Registration Statements on Form S-3 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-226165), which was filed with the Commission on July 13, 2018.

•	Registration Statement on Form S-3 (No. 333-227719), which was filed with the Commission on October 5, 2018.

•	Registration Statement on Form S-3 (No. 333-228436), which was filed with the Commission on November 11, 2016.

Effective on July 16, 2020, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 7, 2020 (the “Merger Agreement”), by and among the Company, Turning Point Brands, Inc. (“TPB”) and Standard Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of TPB (“Merger Sub”), the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of TPB.

In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under each of the Registration Statements.  Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on this 16th day of July, 2020.

Standard Merger Sub, LLC (as successor by merger to Standard Diversified Inc.)

By: Turning Point Brands, Inc., its sole member

By:	/s/ Robert Lavan
	Name:	Robert Lavan
	Title:	Senior Vice President

*          Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.